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                                                                    EXHIBIT 99.1


(BW)(DC-U.S.-TECHNOLOGIES)(USXX) U.S. Technologies Completes
Acquisition of Internet Incubator Company E2Enet, Inc. and
Private Placements of Preferred Stock

         Business Editors/Hi-Tech Writers

         WASHINGTON--(BUSINESS WIRE)--April 12, 2000--

           Company to call Annual Meeting to Approve Charter Amendment

U.S. Technologies Inc. (NASDAQ BB:USXX) announced today that it has completed the previously announced acquisition of Internet incubator company E2Enet, Inc. ("E2Enet"). As previously announced, E2Enet has made early stage investments in several development stage business-to-business (B2B) and business-to-consumer
(B2C) e-commerce businesses. As previously disclosed, shares of the Company's new voting Series B mandatorily convertible preferred stock with an aggregate liquidation preference of $11.2 million were issued in exchange for all of the outstanding capital stock of E2Enet. Those preferred shares are to be converted into 56 million shares of common stock after Company stockholders approve an amendment to the Company's charter authorizing additional shares of common stock, all as previously announced.

U.S. Technologies also announced that it has completed the private placement of more than $5,184,000 of voting Series C mandatorily convertible preferred stock. U.S. Technologies anticipates raising additional capital through the further issuance of the offering of Series C preferred shares in the coming weeks. All Series C preferred shares will automatically convert, once the charter amendment is effective, into shares of U.S. Technologies common stock at $1.45 per share of common stock. USV Partners also purchased an additional $1,250,000 of voting Series A convertible preferred stock. USV has committed to convert these and all of its other Series A preferred shares into common stock when the charter amendment is effective. "We are delighted that the E2Enet acquisition has closed and that we were able to complete the U.S. Technologies private placement of new Series C preferred shares," said Gregory Earls, U.S. Technologies Co-Chairman and Co-CEO. "We are excited about the investment opportunities being presented to U.S. Technologies and the progress that is being made by the companies in which E2Enet has investments," said Earls

         U.S. Technologies' acquisition of E2Enet includes equity ownership interests in the following companies:

         Buyline.net, Inc. ("Buyline"). Buyline is a developer of B2B e-commerce applications, and is developing a proprietary Internet software program designed to be a universal platform for entry-level B2B e-commerce, linking buyers and sellers. Buyline's


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application for RFP/RFQ technology (Request for Proposal/Request for Quotation)
will be used in a full range of on-line advertising, on Internet based directories, and in commercial web sites.

         VIPRO Corporation ("Vipro"). Vipro is an Internet surety company, which provides repair guarantees against viruses that harm computers. The Company has e-commerce relationships with a leading Internet utility company, a credit card association, one of the largest warranty claims administrators in the world and over 170 Internet service providers.

         Urban Box Office Network, Inc. ("UBO"). UBO is a developer of networked multi-media web sites that will provide e-commerce services to participants interested in urban culture, information, entertainment and products.

         OneMade, Inc. ("OneMade"). OneMade is a developer of an e-commerce community that will serve participants in the arts, crafts, and hobby industries. OneMade intends to connect wholesalers, retailers, consumers and artists in these fields.

         bluemercury, Inc. ("bluemercury"). bluemercury operates an e-commerce site for upscale cosmetic products and accessories. It intends to pursue a "clicks and bricks" strategy by also acquiring high-end cosmetic specialty retailers.

         MEI Sofware Systems, Inc. ("MEI"). MEI provides customized software systems to manage the databases of trade associations, professional associations, fund-raising organizations and chambers of commerce.

         The Company also confirmed that it will call an Annual Meeting for the purpose of electing its new slate of Board of Directors, adopting the previously described charter amendment, and any other appropriate business matters. The Company expects to have completed all work and related filings necessary to permit that meeting to be held this summer.

         About U.S. Technologies

         In addition to its ownership of E2Enet, U.S. Technologies provides assembly services on an outsourcing basis to other companies and related financial and management services. The Company currently operates an electronic assembly and manufacturing facility in Texas, a furniture manufacturing plant in California and a motorcycle assembly plant in Florida. U.S. Technologies can be contacted at www.usxx.com.

         This release contains "forward looking statements" concerning prospective future events and results. Such prospective events include acquisitions and investments, and prospects for such acquisitions and investments. U.S. Technologies cautions that actual developments and results may differ materially from its


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prospective future events. There can be no assurance that the conditions necessary to completing any prospective event will occur. Additional investments by the Company or an unrelated person either in any company that is a part of the investment portfolio of the Company's proposed Internet incubator or in such incubator provide no assurance that such portfolio company or such incubator will succeed or that the Company's or the incubator's investments will be recovered or profitable. The Company's assets and operations, including results of operations, would be affected materially by either occurrence of any such event or the failure of any such event to occur, by the extent to which it and portfolio companies continue to have access to financing sources on reasonable terms in order to pursue its and their business plans, by the success or failure of the business plans of its Internet incubator and the portfolio companies, by economic conditions generally and particularly in the developing e-commerce market, by competition and technological changes in its and the portfolio companies' industries and businesses, and by the results of its and the portfolio companies operations if and when operating.